Exhibit 99.1

Press Release For Immediate Release

	Contact:	David A. Brager
President and Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Announces Authorization of 10 Million Share Repurchase Plan, including $70 Million Accelerated Share Repurchase

Ontario, CA, Feb. 1, 2022-CVB Financial Corp. (NASDAQ:CVBF) announced that the Board of Directors of CVB Financial Corp. (the “Company”), the holding company for Citizens Business Bank, authorized the Company to repurchase up to 10,000,000 shares of the Company’s common stock (the “2022 Repurchase Program”), including by means of (i) an initial accelerated share repurchase agreement involving $70,000,000 of the Company’s common stock and (ii) one or more Rule 10b5-1 plans or other appropriate buy-back arrangements, including open market purchases and private transactions.

“The approval of this share repurchase program reflects our robust capital position, consistent track record of producing quality earnings, and history of delivering long term value to our shareholders,” said David A. Brager, President and Chief Executive Officer.

This 2022 Repurchase Program replaces in its entirety the Company’s previous 2016 share repurchase program under which 4,194,809 shares remained available for repurchase.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $16 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County San Diego County, Ventura County, Santa Barbara County, and Central California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.